RETENTION AGREEMENT

This Retention Agreement (the “Agreement”), dated and effective as of November [___], 2023 (the “Effective Date”), is entered into by and between AEye, Inc., a Delaware corporation (the “Company”), and [_____________] (“Executive”).

WHEREAS, the Company desires to incentivize Executive to remain employed by the Company and maintain satisfactory job performance through December 31, 2024 (the “Retention Date”), for the benefit of the Company and the Company’s stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the Company agrees to provide Executive the opportunity to earn a cash award on the terms and subject to the conditions set forth herein.

1.       Retention Award. If Executive remains employed by Company through the Retention Date and maintains satisfactory job performance through such date, Executive will earn a cash award in the amount of $[_______________] (the “Retention Award”).

2.       Payment. Except as otherwise provided herein, the Retention Award shall be paid in cash to Executive on the next regularly scheduled payroll date after the Retention Date, subject to deduction of customary withholding taxes and other payroll deductions. Except as otherwise provided herein, Executive must remain employed by the Company and maintain satisfactory job performance through the Retention Date in order to be entitled to the Retention Award hereunder.

3.       Effect of Termination of Employment in Connection with Death, Disability, or Termination Without Cause. Notwithstanding Sections 1 and 2, above, if Executive’s employment with the Company is terminated due to total and permanent disability (as determined by the Company) or death, or if Executive experiences an involuntary termination of employment for reasons other than Cause, then the Retention Award shall be paid on the next regularly scheduled payroll date after the date of termination of employment.

4.       Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)	Executive’s conviction of, or a plea of nolo contendere to, a felony other than a traffic violation;
(ii)	Executive’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Executive to the detriment of the Company;
(iii)	a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Board of Directors or the Chief Executive Officer of the Company has given written notice of such failure and of the Company’s intention to terminate Executive’s employment because of such failure;
(iv)	any willful misconduct by Executive which materially and adversely affects the business reputation of the Company;
(v)	breach in any material respect by Executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition, or other similar agreement between Executive and the Company or any of its subsidiaries or affiliates; or
(vi)	Executive’s violation of the Company’s code of conduct or any addendum thereto.

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Executive shall be considered to have been discharged for “Cause” if the Company or the Board of Directors determines, within ten (10) days after Executive’s resignation, that discharge for Cause was warranted.

5.       Change of Control. Notwithstanding Sections 1 and 2, above, if after a Change of Control (as that term is defined in that certain Change In Control Severance Agreement dated [_________] by and between Company and Executive (the “CIC Agreement”)), Executive experiences an involuntary termination of employment for reasons other than for Cause or a Voluntary Termination for Good Reason (as defined in the CIC Agreement), then the Retention Award will become immediately payable as of the date of termination of employment. For sake of clarity, the benefits payable pursuant to this Agreement are intended to be in addition to, and not a substitute for, any benefits or payments that may become due from the Company to Executive, including under the CIC Agreement, the Company’s short- or long-term incentive programs, or any other payment, such as a separation payment, made at a time of involuntary termination consistent with past practices.

6.       Applicable Law. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of California without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

7.       Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

8.       Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

9.       Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of Executive and the executors, administrators, or trustees of such estate and any receiver, trustee in bankruptcy, or representative of the creditors of Executive.

10.       Section 409A Compliance. It is the intention of the Company and Executive that the Retention Award and other benefits awarded under this Retention Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time or any successor thereto (the “Code”) and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this intent. Notwithstanding anything to the contrary contained herein, a termination of Executive’s employment shall not be deemed to have occurred for purposes of making any payments under this Agreement unless such termination gives rise to a “Separation from Service” (within the meaning of Section 409A, a “Separation from Service”) and references to “termination of employment” shall mean Separation from Service. In the event that the Company or Executive reasonably determines that the Retention Award under this Retention Agreement fails to comply with Section 409A, the Company and Executive shall work together to adopt such amendments to this Retention Agreement or adopt other policies or procedures (including amendments, policies, and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A. Nothing in this Retention Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Retention Agreement, and in no event shall the Company have any responsibility or liability if this Retention Agreement does not meet any applicable requirements of Section 409A.

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Without limiting the generality of the foregoing, in the event that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Retention Award is considered to be a payment of “deferred compensation” to which Section 409A of the Code is applicable, then to the extent such amount is paid by reason of Executive’s Separation from Service, such payment shall be delayed, to the extent necessary to avoid a violation of Section 409A(a)(2)(B)(i). In general, the preceding sentence may require that a payment of the Retention Award to Executive that would otherwise be made within six (6) months following Executive’s separation from service shall be delayed until the earlier of (i) first day of the seventh (7th) month beginning after Executive’s separation from service, or (ii) Executive’s death, if Executive is determined to be a “specified employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code.

11.       No Retention Rights. Nothing herein contained shall confer on Executive any right with respect to continuation of employment by the Company, or interfere with the right of the Company to terminate at any time the employment of Executive.

12.       Entire Agreement. This Retention Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Retention Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Retention Agreement as of the Effective Date first written above.

AEYE, INC.

By:

[Authorized Executive]

Please indicate your acceptance of the terms and conditions of this Retention Agreement by signing in the space provided below and returning a signed copy of this Retention Agreement to the Company. IF A COPY OF THIS RETENTION AGREEMENT EXECUTED BY EXECUTIVE HAS NOT BEEN RECEIVED BY THE COMPANY WITHIN THIRTY (30) DAYS OF THE EFFECTIVE DATE, THIS RETENTION AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS RETENTION AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS RETENTION AGREEMENT. YOU ALSO HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE, AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY UPON ANY QUESTIONS ARISING UNDER OR IN CONNECTION WITH THIS RETENTION AGREEMENT.

EXECUTIVE:

[___________________]

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